Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 24, 2021, with respect to the financial statements of SPDR® Gold Trust and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
September 20, 2022